Exhibit 99.1

Contact:	Richard S. Martin Chief Financial Officer (800) 322-2644, x1907 Diane Caldwell Investor Relations (800) 322-2644, x1954

FOR IMMEDIATE RELEASE

STRATEGIC DISTRIBUTION, INC. REPORTS

2004 FIRST QUARTER FINANCIAL RESULTS

Bensalem, PA – May 10, 2004 - Strategic Distribution, Inc. (Nasdaq: STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $32.0 million, compared to revenues of $40.7 million reported for the first quarter of 2003.  The $8.7 million decrease in revenues was primarily attributable to the termination of the El Paso Corporation (EPC) integrated supply agreement in July 2003. The EPC termination accounted for $7.5 million of the decrease.  The Company reported no EPC revenues in the first quarter of 2004.  Additional decreases in revenues were attributable to the termination of other integrated supply service contracts totaling $5.4 million (including a $2.5 million final inventory sale related to a first quarter 2003 store closing) and to year over year weakness within our core customer base totaling $1.5 million.   These revenue decreases were partially offset by $5.7 million of product revenues and other service fees to a new customer.  The Company shipped supplies to the new customer primarily in the third quarter of 2003.  Recognition of revenue did not occur until all of the criteria required by Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (“SAB 104”), were met, which was the first quarter of 2004.

The Company reported a net loss of $0.5 million or 16 cents per diluted share in the first quarter of 2004 compared to net income of $0.1 million or 2 cents per diluted share in the same quarter of 2003.  The first quarter of 2004 results were primarily driven by the loss of revenue due to a reduction in customer base offset by the recognition of revenue and associated profit from the new customer noted above.  Included in net income for the first quarter of 2003 is $0.3 million of profit on a $2.5 million final inventory sale related to a store closing.   At March 31, 2004, the Company had $27.2 million of cash and short-term investments on hand.

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SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs.  Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI can be found on the Company’s web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company’s actual results could differ materially from those set forth in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2003 annual report as filed on Form 10-K with the Securities and Exchange Commission.

- Financial Table Follows -

STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(in thousands, except share data)

	Three months ended March 31,
	2004	2003
Revenues	$32,026	$40,696
Cost and expenses:
Cost of materials	25,567	32,113
Operating wages and benefits	2,292	3,398
Other operating expenses	818	1,015
Selling, general and administrative expenses	3,878	4,033
Total costs and expenses	32,555	40,559
Operating income (loss)	(529)	137
Interest income	85	143
Income (loss) before income taxes	(444)	280
Income tax expense	(31)	(225)
Net income (loss)	$(475)	$55

Net income (loss) per common share - basic and diluted:	$(0.16)	$0.02

Weighted average number of shares of common stock outstanding:
Basic	2,953,301	3,037,779
Diluted	2,953,301	3,048,307

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- SDI -